Exhibit 5.1
February 17, 2010
Nuance Communications, Inc.
1 Wayside Road
Burlington, MA 01803
          Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     I have examined the Registration Statement on Form S-8 to be filed by Nuance Communications, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about February 17, 2010 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 13,060,000 shares of the Company’s Common Stock, $0.001 par value (the “Shares”) reserved for issuance pursuant to the eCopy, Inc. Amended and Restated 2007 Equity Incentive and Grant Plan, the Amended and Restated 1995 Employee Stock Purchase Plan and the Amended and Restated 2000 Stock Plan. As your legal counsel, I have examined the proceedings taken and am familiar with the proceedings proposed to be taken by the Company in connection with the sale and issuance of the Shares pursuant to the eCopy, Inc. Amended and Restated 2007 Equity Incentive and Grant Plan, the Amended and Restated 1995 Employee Stock Purchase Plan and the Amended and Restated 2000 Stock Plan.
     It is my opinion that the Shares, when issued and sold in the manner referred to in the eCopy, Inc. Amended and Restated 2007 Equity Incentive and Grant Plan, the Amended and Restated 1995 Employee Stock Purchase Plan and the Amended and Restated 2000 Stock Plan, as applicable, will be legally and validly issued, fully paid and nonassessable.
     I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement and any amendments thereto.
Very truly yours,
/s/ Garrison R. Smith
Garrison R. Smith
Associate General Counsel
Nuance Communications, Inc